Exhibit 4.21

WARRANT NO 3

Date: October 31, 2025

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES REGULATIONS AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED AS SECURITY IN THE ABSENCE OF SUCH REGISTRATION WITHOUT RELIANCE ON AN EXEMPTION UNDER THE SECURITIES ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES REGULATIONS. THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN FROM AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF

INVEA THERAPEUTICS, INC.

FOR VALUE RECEIVED, Kenneth Orr, or its successors and permitted assigns (collectively, the “Holder”) is hereby irrevocably granted the option and right, subject to the terms and conditions set forth herein, to purchase from Invea Therapeutics, Inc., a Delaware corporation (the “Company”), 25,000 shares (the “Warrant Securities”) of Common Stock of the Company, $0.0001 par value per share (the “Common Stock” together with any other type or class of Security that may be purchased with this Warrant pursuant to Section 5, the “Underlying Securities”), as constituted on the date hereof (the “Issue Date”), upon surrender hereof, at the principal office of the Company referred to below, with the notice of exercise attached hereto as Exhibit A duly executed by the Holder (the “Exercise Notice”), and simultaneous delivery of payment for the Warrant Securities in U.S. dollars, the lawful currency of the United States (“$” or “dollars”) or otherwise as hereinafter provided, at the exercise price as set forth in Section 2 below (the “Exercise Price”). The number, character and Exercise Price of the Underlying Securities is subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant, as the same may be modified from time to time, and any warrants delivered in substitution or exchange therefor as provided herein.

1. Term. This Warrant (and the purchase rights granted hereunder) shall terminate at 5:00 p.m. (Eastern Standard Time) on the fifth (5th) anniversary of the date hereof (the “Expiration Date”). Any rights granted hereunder that have not been exercised on or before the Expiration Date shall then expire and be void and without further force or effect.

2. Price. The purchase price at which this Warrant may be exercised shall be $4.81 per share of Warrant Securities, as adjusted from time to time pursuant to Section 5 (as so adjusted, the “Exercise Price”).

3. Exercise.

(a) Cash Purchase. In order to exercise this Warrant and the rights granted hereunder, in whole or in part, the Holder shall complete, duly execute and deliver to the Company (or to the Company’s transfer agent for the Underlying Securities (the “Transfer Agent”)) all of the following: (i) the Exercise Notice, (ii) a copy of this Warrant and (iii) payment of the Exercise Price in cash by wire transfer of immediately available dollars to an account designated by the Company or by certified check or official bank check. Any share of Underlying Securities purchased in cash under this Warrant shall reduce the remaining number of Warrant Securities subject to this Warrant.

(b) Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate purchase price in the manner as specified above, but otherwise in accordance with the requirements of this Section 3, Holder may elect to receive Warrant Securities equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Warrant Securities as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of Warrant Securities to be issued to the Holder;

Y = the number of Warrant Securities with respect to which this Warrant is being exercised (inclusive of the Warrant Securities surrendered to the Company in payment of the aggregate Warrant Price);

A = the Fair Market Value (as determined as set forth below) of one Warrant Security; and

B = the Exercise Price.

(i) Fair Market Value. If the Company’s Common Stock is then traded or quoted on a Trading Market, the fair market value of a Warrant Security (the “Fair Market Value”) shall be the closing price or last sale price of a share of Common Stock reported for the business day immediately before the date on which Holder delivers this Warrant together with its notice of exercise to the Company. If the Company’s Common Stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the Fair Market Value of a Warrant Security in its reasonable good faith judgment. Notwithstanding the foregoing, if this Warrant is automatically exercised pursuant to Section 4(a) upon a Fundamental Transaction, the Fair Market Value shall mean the value of the consideration payable with respect to a share of Warrant Security in such Fundamental Transaction.

(ii) “Principal Trading Market” for any Security, means the principal Trading Market for such Security, as listed in the applicable offering documents for such Security.

(iii) “Trading Day” means a day on which all Principal Trading Markets for the Underlying Securities are open for trading; provided, that, if the Common Stock does not trade on any Trading Market, “Trading Day” shall mean “Business Day”.

(iv) “Trading Market” means, for any Security, any of the following markets or exchanges on which such Security is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; OTC Markets or the OTC Bulletin Board (and any successors to any of the foregoing).

4. Treatment of Consideration in Fundamental Transactions.

(a) In-The-Money Cash Transactions. If the Company consummates a Fundamental Transaction (as defined below) for which (i) the consideration that would be received by the Holder (assuming the Holder exercised this Warrant in full prior to the consummation thereof) consists solely of cash and Marketable Securities (as hereinafter defined), (ii) the consideration received by holders of Underlying Securities, as determined in accordance with Section 5(b)(iii), would be greater than the Exercise Price in effect as of immediately prior to the consummation of such Fundamental Transaction, and (iii) the Holder has not previously exercised this Warrant in full, then, in lieu of the Holder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof) automatically cease to represent the right to purchase Underlying Securities and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Fundamental Transaction on and, in respect of all Warrant Securities which could have been purchased with this Warrant immediately prior to the closing thereof, net of the aggregate Exercise Price therefor, as if such Warrant Securities had been issued and outstanding to the Holder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding Warrant Securities.

(i) “Fundamental Transaction” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; (iii) the voluntary or involuntary liquidation, dissolution, or winding up of the Company; or (iv) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; provided that a Fundamental Transaction shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled or converted or a combination thereof. The Company shall give the Holder notice of a Fundamental Transaction not less than 10 days prior to the anticipated date of consummation of the Fundamental Transaction. Any repayment pursuant to this paragraph in connection with a Fundamental Transaction shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Fundamental Transaction or its agent) following the Fundamental Transaction in connection with payment procedures established in connection with such Fundamental Transaction.

(b) Non-Cash and Out-of-the Money Warrants. Upon the closing of any other Fundamental Transaction, the acquiring, surviving, replacement or successor entities shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same Warrant Securities and/or other property as would have been paid for the Warrant Securities issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Securities were outstanding on and as of the closing of such Fundamental Transaction, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant, including Section 5.

(c) Definition. For purposes of this Section 4, “Marketable Securities” means Securities meeting all of the following requirements (determined as of immediately prior to the closing of the Fundamental Transaction): (i) the issuer of such Securities is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) such Securities are traded in a Trading Market and (iii) assuming that the Holder was a holder of such Securities, the Holder would not be restricted from publicly re-selling all of such Securities, except to the extent that any such restriction (x) arises solely under securities Regulations and (y) does not extend beyond six (6) months following the date of the consummation of such Fundamental Transaction. Notwithstanding the foregoing, Securities held in escrow or subject to holdback to cover indemnification-related claims shall be deemed to be Marketable Securities if they would otherwise be Marketable Securities but for the fact that they are held in escrow or subject to holdback to cover indemnification-related claims.

5. Other Adjustments. Both the Exercise Price and the number of Warrant Securities purchasable upon the exercise of each Warrant are subject to adjustment from time to time as follows:

(a) Stock Dividends, Stock Splits and Fundamental Transactions. If the Company shall, at any time after the date hereof, (i) declare a dividend on Warrant Securities payable in other Securities or Indebtedness of the Company or any other Person (“New Investments”), (ii) split or subdivide the outstanding Warrant Securities, (iii) combine the outstanding Warrant Securities into a smaller number of shares, (iv) issue by reclassification of its Warrant Securities any New Investment of the Company, (v) complete any capital reorganization of the Company, whether or not such reclassification directly or indirectly affects the Underlying Securities or results in New Investments being issued to holders of Underlying Securities, (vi) complete any reclassification of the Underlying Securities (other than a reclassification referred to in clause (iv) above), (vii) complete a business combination of the Company or any other Fundamental Transaction, whether by consolidation, merger or transfer of substantially all assets of the Company or otherwise, and whether or not such combination result in holders of Underlying Securities receiving New Investments then, for each such event, the Exercise Price then in effect, as well as, where applicable, the type and number of Warrant Securities issuable hereunder, shall be adjusted so as to ensure that the Holder shall remain entitled, at the Exercise Price applicable prior to such adjustment, to receive the kind and number of Warrant Securities and all such New Investments of the Company which the Holder would have been entitled to receive after any such event had such Warrant been exercised in full immediately prior to any such event (or, if applicable, any record date with respect thereto). Each such adjustment shall become effective immediately after the effective date of the event, retroactive to the record date, if any, for such event. The Company shall not engage in any such transaction resulting in the holders of Underlying Securities receiving New Investments issued by any person other than the Company unless, prior to or simultaneously with the consummation thereof, such other assumes, by written instrument, the obligations of the Company hereunder (jointly and severally with the Company if the Company survives such event). The provisions of this clause (a) shall continue to apply to successive events covered hereby. At any time after which, as a result of an adjustment made pursuant to this Section 5, the Holder becomes entitled to receive any New Investments that are not Underlying Securities, the term “Warrant Securities” hereunder shall be deemed include such New Investments, and the exercise price and number of such New Investments receivable hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the original Warrant Securities contained in this Section 5, and all other provisions of this Warrant that apply to the Warrant Securities shall apply on like terms to such New Investments. Similarly, the term “Underlying Securities” hereunder shall be deemed to include all Securities and Indebtedness of the type of such New Investments.

(i) “Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by that Person as lessee that, in

(ii) “Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

(iii) “Contractual Obligation” means, with respect to any Person, any provision of any security or similar instrument issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

(iv) “Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any municipality, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any central bank stock exchange regulatory body, arbitrator, Trading Market or other exchange, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

(v) “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the holder of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person, and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

(vi) “Indebtedness” means, with respect to any Person, without duplication, the following: (a) all indebtedness of such Person for borrowed money, (b) all merchant cash advances and similar arrangements and all other obligations of such Person to repay an advance, whether using receipts from sales of inventory, share of profits, Securities, or otherwise, (c) all obligations of such Person for the deferred purchase price of property or services other than accounts payable and accrued liabilities incurred in respect of property or services purchased in the ordinary course of business (provided, that such accounts payable and accrued liabilities are not overdue by more than 180 days), (d) all obligations of such Person evidenced by notes, bonds, debentures or similar borrowing or securities instruments, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under Capital Leases, (g) all reimbursements and all other obligations of such Person with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation, performance or other similar bonds, (h) all obligations of such Person secured by Liens on the assets of such Person, (i) all Guaranty Obligations of such Person, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock, Stock Equivalent (valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends) or any warrants, rights or options to acquire such Capital Stock, (k) after taking into account the effect of any legally-enforceable netting Contractual Obligation of such Person, all payments that would be required to be made in respect of any derivative in the event of a termination (including an early termination) on the date of determination and (l) all obligations of another Person of the type described in clauses (a) through (k) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on the assets of such Person (whether or not such Person is otherwise liable for such obligations of such other Person).

(vii) “Lien” means any lien (statutory or other) mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, right of first refusal, preemptive right, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

(viii) “Person” means an individual, partnership, corporation, incorporated or unincorporated association, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof or other entity of any kind.

(ix) “Regulation” means all international, federal, state, provincial and local laws (whether civil or common law or rule of equity and whether U.S. or non-U.S.), treaties, constitutions, statutes, codes, tariffs, rules, guidelines, regulations, writs, injunctions, orders, judgments, awards, decrees, rulings, ordinances and administrative or judicial precedents or authorities, including, in each case whether or not having the force of law, the interpretation or administration thereof by any Governmental Authority, all policies, recommendations, directives, requirements, determinations, guidance and requests of any Governmental Authority and all administrative orders, directed duties and stipulations entered by or with a Governmental Authority.

(x) “Securities” means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit sharing Contractual Obligation or arrangement, loans, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, any other item commonly known as “security,” any other item treated as “security” under the Securities Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940 or any other Regulation of the United States, any State, province or any political subdivision of either of them and any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any option, warrant, right to subscribe to, purchase or acquire, or any Derivative valued by reference to, any item otherwise qualifying as Security hereunder.

(xi) “Stock Equivalents” means all Securities and Indebtedness convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options, scrip rights, calls or commitments of any character whatsoever, and all other rights or options or other arrangements (including through a conversion or exchange of any other property) to purchase, subscribe for or acquire, any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

(b) Issuance at Less than Exercise Price

(i) Issuance of Underlying Securities. If and whenever on or after the Issue Date, the Company grants, issues or sells, or in accordance with this Section 5 is deemed to have granted, issued or sold, (A) any Underlying Securities (including the issuance or sale of shares of Underlying Securities owned or held by or for the account of the Company, but excluding any Exempt Issuance) for a consideration per share that is less than the Exercise Price in effect immediately prior to such grant, issuance or sale or deemed grant, issuance or sale or (B) (1) any Stock Equivalents of Underlying Securities or (2) any options to purchase (or any other Contractual Obligation of the Company to grant, issue or sell) Underlying Securities or Stock Equivalents thereof (“Acquisition Rights”), in each case for which, at the time of such grant, issuance or sale, the lowest possible consideration per share required to be paid by the holder thereof to acquire one share of Underlying Securities pursuant to such Acquisition Rights (net of any payment made by any Company or any Company Party to the holder of such Acquisition Rights or to any other Person pursuant to such Acquisition Rights) is less than the Exercise Price in effect immediately prior to such grant, issuance or sale or deemed grant, issuance or sale (all of the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect for such Warrant Securities shall be reduced to an amount equal to such consideration. Except as expressly stated in this clause (b), no further adjustment to the Exercise Price shall be made upon the issuance of such Underlying Securities, the exercise of such options or otherwise pursuant to the terms of, or upon the issuance of, such shares of Common Stock upon conversion, exercise or exchange of such Stock Equivalents. If the Company takes a record of Underlying Securities for the purpose of entitling the holder thereof (x) to receive a dividend or other distribution payable in Underlying Securities, other Securities, Indebtedness or Acquisition Rights or (y) to subscribe for or purchase shares of Underlying Securities, other Securities, Indebtedness of Acquisition rights, then such record date will, for the purposes of this Warrant, be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such subscription right.

(ii) Change in Price, Term or Rate of Conversion. If there is any change at any time in the term or in the consideration required to be paid by any holder of Acquisition Rights to acquire Underlying Securities or in the rate at which any Acquisition Rights are convertible into or exercisable or exchangeable into Underlying Securities (other than proportional changes in conversion or exercise prices, as applicable, in connection with any Fundamental Transaction), the Exercise Price in effect at the time of such increase or decrease shall be adjusted at the time of such change as if such Acquisition Rights had been issued, granted or sold at the time of such change, with such change deemed to be effective. No adjustment pursuant to this clause (b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii) Calculation of Consideration Received. If any Acquisition Right is granted, issued or sold in connection with the issuance or sale or deemed issuance or sale of any other Securities or Indebtedness of the Company (as determined by the Holder, the “Primary Security”, and together with such Acquisition Rights, each a “Unit”), in one integrated transaction, the aggregate consideration per share of Underlying Security with respect to such Unit issuance, grant or sale shall be deemed to be the lower of (x) the purchase price of such Unit, (y) the lowest possible consideration per share required to be paid by the holder thereof to acquire one share of Underlying Securities in connection with the Acquisition Rights that are part of such Unit (net of any payment made by any Company or any Company Party to the holder of such Acquisition Rights or to any other Person pursuant to such Acquisition Rights) and (z) the lowest VWAP (as defined below) of the shares of Underlying Securities on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such grant, issue or sale (for the avoidance of doubt, if such public announcement is released prior to the opening of a Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if this Warrant is exercised, on any given Exercise Date during any such Adjustment Period, solely with respect to such portion of this Warrant exercised on such applicable Exercise Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Exercise Date). If part of the consideration for the issuance, grant or sale of any Underlying Security or any Acquisition Rights is not cash, the amount of such non-cash consideration received by the Company shall be the fair value of such consideration; provided, that the fair value of any publicly-traded Securities included in such consideration shall be deemed to be, for purposes of this clause (b), the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt of such securities by such Company Parties or such Subsidiaries. If any Underlying Securities or Acquisition Rights are issued to the owners of a non-surviving entity in connection with any merger with the Company in which the Company is the surviving entity, the consideration therefor will be deemed to be the fair value of the net assets and business of the non-surviving entity. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv) “VWAP” means, for or as of any date for any Security, the following:

(1) the Dollar volume-weighted average price for such Security on the Principal Trading Market for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average); or

(2) if Bloomberg does not report such a price, the Dollar volume-weighted average price of such Security in the over-the-counter market on the electronic bulletin board for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg; or

(3) if no Dollar volume-weighted average price is reported for such Security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such Security on such date as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); or

(4) if the VWAP cannot be calculated for such Security on such date on any of the foregoing bases, the VWAP of such Security on such date shall be the fair market value as mutually determined by the Company and the Holder.

All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(c) If necessary, the provisions set forth in this Section 5 with respect to the rights thereafter of the holders of the Warrants shall be appropriately adjusted so as to be applicable, as nearly as they may reasonably be, to any other Securities, Indebtedness and other assets thereafter deliverable on the exercise of the Warrants.

(d) No adjustment in the number of Warrant Securities shall be required under this Section 5 unless such adjustment would require an increase or decrease of at least 0.1% in the aggregate number of Warrant Securities purchasable hereunder; provided that any adjustments which by reason of this clause

(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, that notwithstanding the foregoing, all adjustments so carried-forward shall be made no later than three (3) years from the date of the first event that would have required an adjustment but for this paragraph. All calculations under this Section 5 shall be made to the nearest cent or to the nearest hundredth of a share, as the case may be.

(e) In case any event shall occur as to which the other provisions of this Section 5 are not strictly applicable or the failure to make any adjustment would result in an unfair enlargement or dilution of the purchase rights represented by the Warrants in accordance with the essential intent and principles hereof, then, in each such case, the independent auditors of the Company shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 5, necessary to preserve, without enlargement or dilution, the purchase rights presented by the Warrants. Upon receipt of such opinion, the Company shall promptly mail a copy thereof to the registered holders of the Warrants and shall make the adjustment described therein.

6. Notices of Adjustments and other Significant Corporate Events.

(a) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Sections 4 or 5, the Company shall issue a certificate signed by its Chief Financial Officer or President, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be delivered to the Holder of this Warrant.

(b) The Company shall deliver to the Holder a notice of the following events (immediately upon discovery or, if the Company is initiating such event, at least 15 days prior to the earlier of the consummation of such event or any record date, deadline or other significant date applicable to the holders of Underlying Securities with respect thereto), which notice shall specify any such record date, deadline or other significant date and contained an otherwise reasonably detailed summary of such event:

(i) the Company obtaining corporate approval for, taking a record of the holders of its Underlying Securities for the purpose of effecting, or taking any other material steps towards completing, any of the events that could result in any adjustment of this Warrant;

(ii) (A) the Company commencing a case or other action or proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding up, reorganization, arrangement, adjustment, protection, relief or composition of debts or liquidation or similar Regulations of any jurisdiction relating to the Company or any action or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, liquidator or other similar official for it or for any of its assets, (B) any such case or other action or proceeding being commenced against the Company by any other person, (C) the Company being adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or other Proceeding is entered, (D) the Company generally not paying its debts as such debts become due, admitting in writing its inability to pay its debts as they mature or making a general assignment for the benefit of creditors, (E) the Company calling a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (F) the Company, by any act or failure to act, expressly indicating its consent to, approval of or acquiescence in any of the foregoing or taking any corporate or other action (including convening a meeting of the board) to authorize or otherwise for the purpose of effecting any of the foregoing; or

(iii) any other corporate or similar event with respect to the Company materially affecting the nature of the Holder’s interest or the nature of the Underlying Securities or the Warrant Securities hereunder.

7. Additional Covenants with respect to Underlying Securities.

(a) No Rights of Holder of Underlying Securities. Except as otherwise provided herein, this Warrant, by itself and prior to exercise, shall not entitle the Holder to any of the rights of a holder of Underlying Securities in the Company.

(b) No Fractional Shares or Scrip. No fractional shares of Warrant Securities and no scrip representing any such fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fraction of a share of a Warrant Security to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

(c) Reservation of Underlying Securities. The Company shall reserve for issuance of the Warrant Securities from its duly authorized Capital Stock a number of shares of Common Stock at least equal to remaining number of Warrant Securities subject to this Warrant, as adjusted ratably to account for any changes to the Warrant Securities caused by Section 5 or any other provisions of this Warrant.

(d) Issuance. The Company covenants that all Warrant Securities that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, Liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Warrant Securities upon the exercise of this Warrant, and that such certificates shall be issued in the names of, or in such names as may be directed by, the Holder.

(e) Reinstatement. If any transfer of Underlying Securities made in the exercise of this Warrant is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be unwound, this Warrant shall be reinstated as to such Underlying Securities as if it had not been exercised.

(f) Holder’s Conversion Limitations. The Company shall not issue any Warrant Securities, and the Holder shall not have the right to purchase any Warrant Securities hereunder, to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates, the “Attribution Parties”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of determining the Beneficial Ownership Limitation for the foregoing sentence, the number of shares of Underlying Securities beneficially owned by the Holder and its Attribution Parties shall include the number of Warrant Securities issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Underlying Securities issuable upon (i) exercise of the unexercised portion of this Warrant and (ii) exercise or conversion of the unexercised or unconverted portion of any other Securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including any Notes or other warrants) beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7(f) applies, the determination of whether this Warrant is exercisable (in relation to other Securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the attempt by the Holder to exercise this Warrant shall be deemed to be the Holder’s determination of whether this Warrant may be exercised (in relation to other Securities owned by the Holder together with any Attribution Parties) and which portion of this Warrant may be exercised, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers an Exercise Notice that such Exercise Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7(f), in determining the number of outstanding shares of Underlying Securities, the Holder may rely on the number of outstanding shares of Underlying Securities as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Underlying Securities outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Underlying Securities then outstanding. In any case, the number of outstanding shares of Underlying Securities shall be determined after giving effect to the conversion or exercise of Securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Underlying Securities was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Underlying Securities outstanding immediately after giving effect to the issuance of all Underlying Securities to be held by the Holder. The Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(f); provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Underlying Securities outstanding immediately after giving effect to the issuance of shares of Underlying Securities upon exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation provisions of this Section 7(f) shall continue to apply. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant.

8. Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications to any party hereto given under this Warrant shall be in writing (including electronic mail transmission (.pdf scanned copy) or similar writing) and shall be given to such party at the physical address or sent to the electronic mailing address set forth on the signature pages hereof or at such other physical address or electronic mailing address as such party may hereafter specify for the purpose of notice to the Purchasers and the Company in accordance with the provisions of this Section 8. Each such notice, request or other communication shall be effective (i) if given by certified mail, return receipt requested, three (3) business days after such communication is deposited in the U.S. Mail with first class postage pre-paid, addressed to the noticed party at the address specified herein, (ii) if by nationally recognized overnight courier, when delivered with receipt acknowledged in writing by the noticed party, (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party or (iv) if given by electronic mail, when delivered (receipt by the sender of a receipt using the “return receipt” function or receipt of a reply email being presumptive evidence of receipt thereof). Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

(b) Successors and Assigns. This Warrant shall be binding upon, and inure to the benefit of, the Company, the Holder and their successors and assigns; provided, that the Company may not assign, transfer or delegate any of its rights or obligations under this Warrant without the prior written consent of the Holder (and any attempt to effect such assignment, transfer or delegation without such consent shall be null and void at the outset). The Holder may assign this Warrant in whole or in part to the extent permitted by applicable securities Regulations. Upon delivery of evidence of such assignment and delivery of this Warrant, the Company shall at its own expense execute and deliver, in lieu of this Warrant, new warrants to the new Holders after giving effect to such assignment, each of like tenor and in the respective amount and for the number of shares as are owned by such new Holders after giving effect to such assignment.

(c) Amendments; Entire Agreement; Counterparts; Electronic Signatures. None of the terms or provisions of this Warrant may be waived, amended, supplemented or otherwise modified except with the written consent of the Holder and the Company.

(d) Entire Agreement. This Warrant and the other Transaction Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be executed in counterparts, and electronic signatures have the same force and effect as manual signatures.

(e) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall, at its own expense, execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(f) Further Assurances. The Company hereby agrees to take, promptly after the Holder’s request, such further actions, including executing or causing to be executed and delivering to the Holder such further documents, as the Holder shall request from time to time in connection herewith to evidence, give effect to or carry out the intent of this Warrant, the transfer of the Warrant Securities upon exercise and the other provisions hereof and the other transactions contemplated hereby.

(g) Independent Obligations. The obligations of the Company set forth herein are independent from the other obligations set forth in the Transaction Documents and shall survive the repayment in full of the Obligations and the Notes.

(h) Dispute Resolution.

(i) In the case of a dispute relating to, or any inability of the Company and the Holder to agree on, a VWAP or a fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic transmission (A) if by the Company, within two (2) Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute, at any time after the second Trading Day following such initial notice, then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(ii) The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with clause (g) and (B) written documentation (together with such copy of such submission, the “Required Dispute Documentation”) supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth Trading Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) . If either party fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then such party shall no longer be entitled to (and hereby waives its right to) deliver or submit any document or other supporting evidence to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline. Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute other than the Required Dispute Documentation.

(iii) The Company and the Holder shall ensure that such investment bank determines the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(i) Governing Law. This Warrant and all claims, disputes, Proceedings, and matters related hereto or thereto or arising hereunder or thereunder or arising from or relating to the relationship among any of the parties hereto or thereto, are governed by, and shall be construed, interpreted and enforced exclusively in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware) and (b) any such Proceeding shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts of the United States of America for the District of Delaware sitting in Wilmington, DE. Each such party hereby accepts such jurisdiction, waives any objections to venue, and agrees that a final judgment in any such Proceeding shall be conclusive and enforceable in other jurisdictions, and irrevocably and unconditionally consents to the service of process of any court referred to above in any Proceeding by the mailing of copies of the process to the parties hereto as provided in Section 8(a).

(i) “Proceeding” against a Person means an action, suit, litigation, arbitration, investigation, complaint, dispute, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against, affecting or purporting to affect such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Authority.

(j) The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of, under or in connection with, this Agreement or any Transaction Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (a) certifies that no other party has represented, expressly or otherwise, that any Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Warrant by, among other things, the mutual waivers and certifications in this section.

[Signature Pages Follow]

In Witness Whereof, the undersigned has caused this Warrant to be executed as of the date first written above by its officers thereunto duly authorized.

Invea Therapeutics, Inc.

By:	/s/ Michael Aiello
	Name:	MICHAEL AIELLO
	Title:	Chief Financial Officer

Address:	2614 Boston Post Road Guilford CT 06437

Accepted and agreed as

of the date first written above:

October 31, 2025

By:	/s/ Kenneth Orr
	Name:	Kenneth Orr

Address:	14 rolling hill rd old westbury NY 115

Signature page to warrant

EXHIBIT A

NOTICE OF EXERCISE

To:	Invea Therapeutics, Inc.

1. The undersigned hereby elects to purchase                                    shares of Warrant Securities of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

2. Payment shall take the form of (check applicable box):

(a) ☐ in lawful money of the United States; or

(b) ☐ if permitted the cancellation of such number of Warrant Securities as is necessary, in accordance with the formula set forth in Section 3(b), to exercise this Warrant with respect to the maximum number of Warrant Securities purchasable pursuant to the cashless exercise procedure set forth in Section 3(b).

3. Please issue said Warrant Securities in the name of the undersigned or in such other name as is specified below:

The Warrant Securities shall be delivered to the following DWAC Account Number:

4. Accredited Investor. The undersigned is an “accredited investor” as defined in regulations promulgated under the Securities Act of 1933, as amended.

By:
Name:
Title:

Date signed: